Exhibit 21.1

Beasley Broadcast Group, Inc.

Subsidiaries

(State of incorporation)

Beasley Mezzanine Holdings, LLC (DE)

Beasley Media Group, LLC (DE)

Beasley Media Group Licenses, LLC (DE)

OutlawsXP, Inc. (DE)